Exhibit 10.40

ANNUAL DISCRETIONARY CEO BONUS POOL

Pursuant to the approval granted by the Executive Personnel and Compensation Committee of the Board of Directors on April 6, 2005, there is hereby established an Annual Discretionary CEO Bonus Pool in an aggregate amount that shall not exceed $500,000 during any fiscal year. Awards from the Pool may be made at the discretion of the Chief Executive Officer of the Company to officers of the Company (excluding the Chief Executive Officer) in recognition of their extraordinary achievements during any given fiscal year. The amount of any individual award may not exceed $100,000 during any fiscal year and the aggregate amount of all awards made to such officers as a group, may not exceed $500,000 during any fiscal year.

Adopted effective April 6, 2005

Amended effective February 7, 2006